Exhibit 99.3

CONSENT OF NEEDHAM & COMPANY, LLC

We hereby consent to the inclusion in Amendment No. 2 to the Registration Statement of Littelfuse, Inc.  on Form S-4 and in the proxy statement/prospectus of IXYS Corporation and Littelfuse, Inc., which is part of the amended Registration Statement, of our opinion dated August 25, 2017 to the Board of Directors of IXYS Corporation attached as Annex C to such proxy statement/prospectus and to the references to our opinion and our name under the captions “Summary—IXYS’ Reasons for the Merger; Recommendation of the IXYS Board of Directors,” “Summary—Opinion of IXYS’ Financial Advisor,” “The Merger—Background of the Merger,”  “The Merger—IXYS’ Reasons for the Merger; Recommendation of IXYS Board of Directors,” “The Merger—Certain Financial Projections Utilized by the IXYS Board of Directors and IXYS’ Financial Advisor” and “The Merger—Opinion of IXYS’ Financial Advisor.”  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such amended Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Needham & Company, LLC
NEEDHAM & COMPANY, LLC

December 11, 2017